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                                   EXHIBIT 21





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               SUBSIDIARIES OF CORPUS CHRISTI BANCSHARES, INC.


The sole subsidiary of Corpus Christi Bancshares, Inc. of Corpus Christi, Texas is:


Name of Subsidiary                                   C.S.B.C.C., Inc.
State of Incorporation:                              Delaware

The sole subsidiary of C.S.B.C.C., Inc. is:

Name of Subsidiary                                   Citizens State Bank
State of Incorporation:                              Texas